Exhibit 10.1

ENGINEERING, PROCUREMENT AND CONSTRUCTION CONTRACT

AMENDMENT NO. 1

Pursuant to the ENGINEERING, PROCUREMENT AND CONSTRUCTION CONTRACTS (each a “Contract” or all the “Contracts”) by and between El Dorado Ammonia LLC and El Dorado Chemical Company (“Owners”), and Leidos Constructors LLC, formerly SAIC Constructors, LLC (“EPC Contractor”), dated August 12, 2013 (531-NH3 Ammonia Plant), November 6, 2013 (533-DMW2 ISBL), November 6, 2013 (546-NACSAC Plinkie Plant) and December 31, 2013 (599-OSBL), the following amendment is hereby agreed and authorized by the Parties (the “Amendment”).

General Amendments to all Contracts

The Parties agree to amend the payment terms of each of the Contracts as follows:

1. Beginning with all invoices and amounts due after Owners’ payment of $8,697,692.36 to EPC Contractor on October 2, 2015 and ending no later than December 10, 2015, EPC Contractor shall accept short term payment terms under the Contracts per the following:

a) Net 60 days not to exceed $50,000,000 outstanding at any time (“Revised Terms”).

b) Owner shall pay EPC Contractor on net 30 day terms for any amount of outstanding invoices submitted by EPC Contractor under the Contracts for any value in excess of $50,000,000 beginning with the first invoice date after October 2, 2015.

Provided that Owner, within 72 hours after closing financing for the remainder of all projects contained within the Contracts but no later than December 10, 2015, shall pay to EPC Contractor all outstanding invoices that are more than 30 days old. All remaining outstanding invoices will revert to net 30, and be paid as stated in the terms of the Contracts.

2. Based on changes to the scope of the Contracts as claimed by EPC Contractor, as well as delays which were outside the control of EPC Contractor as claimed by EPC Contractor, and which have occurred prior to the date of this Amendment, Owner shall increase the General Conditions payable to EPC Contractor for Contracts 531-NH3 Ammonia Plant, 533-DMW2 ISBL and 599-OSBL by Six Million Two Hundred Thousand Dollars ($6,200,000) in total. The specific changes to the General Conditions of each affected Contract are set forth below, under Specific Amendments to each Contract. No other changes to the General Conditions shall be compensable to EPC Contractor for events occurring prior to the date of this Amendment. If additional scope changes or delays are claimed by EPC Contractor following the date of this Amendment, the Parties shall address said changes or delays under the terms of the Contracts.

3. EPC Contractor shall accept a reduced mark-up of 2.25% for a part of the Variable Cost Portion of Work. The reduced 2.25% markup will apply to all invoices submitted after October 18, 2015, not to exceed application to a total of Seventy Million Dollars ($70,000,000) of Direct Costs, in the aggregate, for all Contracts. When the Variable Cost Portion of Work, beginning with invoices submitted after October 18, 2015, exceeds Seventy Million Dollars ($70,000,000), EPC Contractor shall be paid the full mark-up rate of 4.5% for all additional Direct Costs incurred by EPC Contractor for all Contracts. EPC Contractor’s records, at the time of execution of this Amendment, indicate that total Direct Costs billed to Owner for all Contracts is approximately $179,544,000. Therefore, EPC Contractor shall be entitled to the full 4.5% mark-up rate once its Direct Costs billings exceed $249,644,000.

Specific Amendments to each Contract

Contract 531-NH3 Ammonia Plant is amended as follows:

Two Million Two Hundred Thousand Dollars ($2,200,000) shall be added to the General Conditions for this Contract.

The Scheduled Mechanical Completion date shall be amended to be February 8, 2016.

ARTICLE 4

4.1 the “Completion Date” shall be changed to April 8, 2016.

4.3.1 “…September 30, 2015…” shall be replaced with “…June 8, 2016…”

Nothing in this Amendment shall act as a release, settlement, waiver, or otherwise limit or reduce the Parties’ rights, obligations or responsibilities under the Contracts including in relation to the Work performed to-date, delays, and the Parties’ responsibility for same. In all other respects the terms of the Amendment or Contracts shall remain in full force and effect and unchanged.

Contract 533-DMW2 ISBL is amended as follows:

Seven Hundred Thousand Dollars ($700,000) shall be added to the General Conditions for this Contract.

The Scheduled Mechanical Completion date shall be amended to be August 7, 2015.

ARTICLE 4

4.1 the “Completion Date” shall be changed to September 7, 2015.

4.3.1 “…August 1, 2015…” shall be replaced with “…November 7, 2015…”

Nothing in this Amendment shall act as a release, settlement, waiver, or otherwise limit or reduce the Parties’ rights, obligations or responsibilities under the Contracts including in relation to the Work performed to-date, delays, and the Parties’ responsibility for same. In all other respects the terms of the Amendment or Contracts shall remain in full force and effect and unchanged.

Contract 599-OSBL is amended as follows:

Three Million Three Hundred Thousand Dollars ($3,300,000) shall be added to the General Conditions for this Contract.

The Scheduled Mechanical Completion date for all OSBL Work shall be amended to be December 31, 2015.

ARTICLE 4

Paragraph 4.1 is stricken in its entirety, and replaced as follows:

4.1 Commencement and Completion. EPC Contractor shall commence the Work immediately and shall achieve Mechanical Completion for all OSBL Work no later than December 31, 2015 (the “Completion Date”). The Completion Date may be altered only as provided in this Amendment and any liability for EPC Contractor thereto is limited as further set forth in Article 20 herein.

Paragraph 4.3.1 is stricken in its entirety, and replaced as follows:

4.3.1 Up to a maximum total amount of $250,000, EPC Contractor shall pay to Owner as liquidated damages and not as a penalty the sum of $2,500 per day for each full day of delay if EPC Contractor fails to achieve Mechanical Completion of all OSBL Work by April 30, 2016 (subject to automatic extension for Unavoidable Excusable Delay), provided such delay is due to a) failure by EPC Contractor to prosecute the Work with diligence, or b) EPC Contractor’s or Subcontractor’s negligence.

Nothing in this Amendment shall act as a release, settlement, waiver, or otherwise limit or reduce the Parties’ rights, obligations or responsibilities under the Contracts including in relation to the Work performed to-date, delays, and the Parties’ responsibility for same. In all other respects the terms of the Amendment or Contracts shall remain in full force and effect and unchanged.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Amendment to the Contracts to be executed on this 20th day of October, 2015.

Owner: El Dorado Ammonia, LLC and El Dorado Chemical Company

By:	/s/ Tony M. Shelby
Tony M. Shelby, Executive Vice President

Leidos Constructors, LLC:

By:	/s/ Michael B. Gwyn
Michael B. Gwyn, President